Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-8 of our report (which contains an explanatory paragraph relating to PASW, Inc.’s ability to continue as a going concern as described in Note 11 to the financial statements) dated March 28, 2007, relating to the financial statements of PASW, Inc. as of December 31, 2006 and 2005 and for years then ended, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Farber Hass Hurley LLP
(formerly Farber Hass Hurley McEwen, LLP)

Granada Hills, CA March 24, 2008